Exhibit 3.2

RESTATED CERTIFICATE OF TRUST

OF

KRANESHARES CRYPTO MULTI-COIN ETF

This Restated Certificate of Trust of KraneShares Crypto Multi-Coin ETF (the “Trust”) is being duly executed and filed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”) to amend and restate the original certificate of trust of the Trust (the “Certificate of Trust”). The name under which the Trust was originally formed was KraneShares Crypto Multi-Coin ETF, which was filed on February 28, 2025.

The Certificate of Trust is hereby amended and restated in its entirety to read as follows:

1. Name. The name of the statutory trust formed hereby is KraneShares Crypto Trust.

2. Delaware Trustee. The name and address of the trustee of the Trust having a principal place of business in the State of Delaware is CSC Delaware Trust Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

4. Series. Pursuant to Section 3806(b)(2) of the Act, the Trust may create one or more series having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each a “Series”).

5. Notice of Limitation of Liabilities of Each Series. Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof and (b) unless otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

IN WITNESS WHEREOF, the undersigned has duly executed this Restated Certificate of Trust in accordance with Section 3811(a)(2) of the Act.

CSC DELWARE TRUST COMPANY, not in its individual capacity but solely as trustee

By:	/s/ Gregory Daniels
Name:	Gregory Daniels
Title:	Vice President

State of Delaware Secretary of State Division of Corporations Delivered 09:24 AM 05/05/2025 FILED 09:24 AM 05/05/2025 SR 20251978299 - File Number 10115791